EXHIBIT 99.1


(BW) (INTERVEST-BANCSHARES) (IBCA)

                        INTERVEST BANCSHARES CORPORATION
                        --------------------------------
   REPORTS 2006 THIRD QUARTER EARNINGS OF $4.9 MILLION AND TOTAL ASSETS OF $1.97
   -----------------------------------------------------------------------------
                                     BILLION
                                     -------

        Business Editors - New York - (Business Wire - October 17, 2006)

     Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the "Company") today reported that its consolidated net earnings for the third quarter of 2006 increased by $0.3 million, or 7%, to $4.9 million, or $0.59 per diluted share, from $4.6 million, or $0.61 per diluted share, in the third quarter of 2005. For the first nine months of 2006, consolidated net earnings increased by $5.4 million, or 44%, to $17.7 million or $2.13 per diluted share, from $12.3 million or $1.76 per diluted share in the first nine months of 2005. The earnings per share calculations for the 2006 periods included a greater number of average shares outstanding resulting primarily from a public offering of 1.4 million shares of Class A common stock during the third quarter of 2005. Earnings for the 2006 periods were reduced by a one-time charge of $1.5 million ($0.9 million after tax) resulting from the Company's contractual obligation to provide death benefit payments to the spouse of the Company's former Chairman and founder, Jerome Dansker, who passed away in August of this year. This charge represents the estimated net present value of the future contractual payments that total $1.9 million.

     The $0.3 million increase in 2006 third quarter earnings over the same period of 2005 was due to a $1.9 million increase in net interest and dividend income and a $0.9 million decrease in the provision for loan losses, partially offset by a $1.6 million increase in noninterest expenses, a $0.6 million decrease in noninterest income and a $0.3 million increase in the provision for income taxes. The increase in net interest and dividend income reflected the continued growth in the Company's lending activities. Total average loans outstanding grew by $240 million while the Company's net interest margin decreased slightly to 2.71% from 2.74%, despite a higher cost of funds. The provision for loan losses was lower primarily due to a decrease in the rate of net loan growth over the prior year period, while the increase in noninterest expenses was nearly all due to the one-time charge of $1.5 million noted above. Noninterest income decreased due to a lower level of income from loan prepayments, while the provision for income taxes increased due to higher pretax income. The Company had 75 employees at September 30, 2006, compared to 68 at September 30, 2005, and its effective income tax rate was approximately 44% for both periods.

     The Company's efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, continued to be favorable and was 20% (excluding the one-time charge) in the third quarter of 2006, compared to 21% in the third quarter of 2005. The Company's return on average assets and equity was 1.05% and 12.90%, respectively, in the 2006 third quarter, compared to 1.17% and 16.32% in the 2005 third quarter. Book value per common share rose to $19.66 at September 30, 2006, from $17.41 at December 31, 2005.

     Earnings for the first nine months of 2006 increased by $5.4 million over the same period of 2005 due to a $10.0 million increase in net interest and dividend income, a $1.4 million decrease in the provision for loan losses and a $0.2 million increase in noninterest income. These items were partially offset by a $2.0 million increase in noninterest expenses and a $4.2 million increase in the provision for income taxes. The increase in net interest and dividend income was due to a $285 million increase in average loans outstanding and a higher net interest margin of 2.85% compared to 2.61%. The higher margin was a function of the Company's yield on interest-earning assets increasing at a faster pace than its cost of funds as well as an increase of $51 million in net interest-earning assets resulting largely from $26.3 million of proceeds from the issuance of common stock and increased retained earnings. The increase in noninterest expenses reflected the $1.5 million charge noted above as well as increases in professional fees and other operating expenses associated with the Company's growth in total assets. The increase in noninterest income was due to a higher level of banking fee income and fees earned from loan commitments that expired unfunded, partially offset by a lower lever of income from loan prepayments. The reasons for the changes in the provision for loan losses and income taxes were the same as those for the quarterly period.

     Total consolidated assets at September 30, 2006 increased by 15% to $1.97 billion from $1.71 billion at December 31, 2005. The increase reflected the growth in the Company's loan portfolio as well as increases in security investments and other short-term investments.

     Total consolidated loans, net of unearned fees, at September 30, 2006 increased by 9% to $1.49 billion from $1.37 billion at December 31, 2005. The increase was due to new originations secured by commercial and multifamily real estate exceeding principal repayments. New originations totaled $147 million in the third quarter of 2006 and $437 million in the first nine months of 2006, compared to $221 million and $545 million, respectively, for the same periods of 2005. Loans on nonaccrual status amounted to $7.7 million and were comprised of three loans at September 30, 2006, compared to two loans totaling $0.7 million at December 31, 2005. In September 2006, the two loans on nonaccrual status at December 31, 2005 were repaid. At September 30, 2006, there were six loans totaling $19.6 million ninety days past due and still accruing interest since they were deemed to be well secured and in the process of collection. Five of the loans ($17.2 million) have matured and the borrowers continue to make monthly payments of interest and principal. It is anticipated that all six loans will be repaid in full or refinanced in the near term.

     Total consolidated security investments at September 30, 2006 increased 35% to $346.6 million from $256.7 million at December 31, 2005. The investment portfolio at September 30, 2006, all of which was held by Intervest National Bank, had a weighted-average remaining maturity of 1.5 years and a yield of 4.53%, compared to 1.1 years and a yield of 3.26% at December 31, 2005. Intervest National Bank continues to invest in short-term U.S. government agency debt obligations to emphasize liquidity and currently targets its loan-to-deposit ratio at approximately 85%.

     Total consolidated cash and other short-term investments at September 30, 2006 increased by 82% to $103.0 million from $56.7 million at December 31, 2005. The increase reflected the temporary investment of deposit inflows during September 2006. A portion of these funds is expected to fund new loans and to retire prior to their stated maturity certain debentures outstanding in the fourth quarter of 2006.

      Total consolidated deposits at September 30, 2006 increased by 16% to $1.60 billion from $1.38 billion at December 31, 2005, reflecting an increase in certificate of deposit accounts of $228.6 million partially offset by a net decrease in checking, savings and money market accounts totaling $2.8 million.

     Total consolidated borrowed funds and related interest payable at September 30, 2006 increased by 12% to $174.1 million from $155.7 million at December 31, 2005. The increase was due to the previously announced sale on September 21, 2006 of $10.0 million of additional trust preferred securities as well as a $10 million net increase in the outstanding debentures of the Company's subsidiary, Intervest Mortgage Corporation. The Company intends to use the proceeds from the sale of the trust preferred securities, together with $5 million of available cash, to redeem on December 18, 2006 $15 million of other trust preferred securities with a fixed rate of 9.88%. The net effect of these actions will reduce annual interest expense by $0.8 million going forward. Upon redemption, $0.4 million of related unamortized issuance costs will be expensed in the fourth quarter of 2006. At such time, there will be $55 million of trust preferred securities outstanding, compared to $70 million at September 30, 2006.

     Total consolidated stockholders' equity at September 30, 2006 increased by 13% to $154.4 million from $136.2 million at December 31, 2005. The increase resulted from $17.7 million of net earnings and $0.5 million from the conversion of convertible debentures into common stock.

     Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank, that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of five full-service banking offices in Clearwater and Gulfport, Florida; Intervest Mortgage Corporation, a mortgage investment company; and Intervest Securities
Corporation, a broker/dealer and an NASD member firm. Intervest National Bank expects to open an additional branch office at 483 Mandalay Avenue in Clearwater Beach, Florida on November 1, 2006. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation's Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company's actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions in the Company's market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition. Reference is made to the Company's filings with the SEC for further discussion of risks and uncertainties regarding the Company's business. Historical results are not necessarily indicative of the future prospects of the Company.

CONTACT: LOWELL S. DANSKER, CHAIRMAN, INTERVEST BANCSHARES CORPORATION One Rockefeller Plaza (Suite 400), New York, New York 10020-2002
Phone 212-218-2800 Fax 212-218-2808
              SELECTED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS.

                                               INTERVEST BANCSHARES CORPORATION
                                               --------------------------------
                                         SELECTED CONSOLIDATED FINANCIAL INFORMATION
-----------------------------------------------------------------------------------------------------------------------------
                                                                        QUARTER ENDED               NINE-MONTHS ENDED
(Dollars in thousands, except per share amounts)                        SEPTEMBER 30,                  SEPTEMBER 30,
                                                               ------------------------------  ------------------------------
                                                                    2006            2005            2006            2005
-------------------------------------------------------------  ------------------------------  ------------------------------
SELECTED OPERATING DATA:
Interest and dividend income. . . . . . . . . . . . . . . . .  $      32,760   $      25,761   $      94,563   $      69,025
Interest expense. . . . . . . . . . . . . . . . . . . . . . .         20,206          15,106          56,433          40,889
                                                               ------------------------------  ------------------------------
Net interest and dividend income. . . . . . . . . . . . . . .         12,554          10,655          38,130          28,136
Provision for loan losses . . . . . . . . . . . . . . . . . .            907           1,803           1,857           3,288
                                                               ------------------------------  ------------------------------
Net interest and dividend income
  after provision for loan losses . . . . . . . . . . . . . .         11,647           8,852          36,273          24,848
Noninterest income. . . . . . . . . . . . . . . . . . . . . .          1,215           1,813           4,909           4,700
Noninterest expenses. . . . . . . . . . . . . . . . . . . . .          4,202           2,566           9,730           7,689
                                                               ------------------------------  ------------------------------
Earnings before income taxes. . . . . . . . . . . . . . . . .          8,660           8,099          31,452          21,859
Provision for income taxes. . . . . . . . . . . . . . . . . .          3,776           3,533          13,740           9,522
                                                               ------------------------------  ------------------------------
NET EARNINGS. . . . . . . . . . . . . . . . . . . . . . . . .  $       4,884   $       4,566   $      17,712   $      12,337
                                                               ==============================  ==============================

BASIC EARNINGS PER SHARE. . . . . . . . . . . . . . . . . . .  $        0.62   $        0.66   $        2.26   $        1.90
DILUTED EARNINGS PER SHARE. . . . . . . . . . . . . . . . . .  $        0.59   $        0.61   $        2.13   $        1.76

Adjusted net earnings for diluted earnings per share (1). . .  $       4,920   $       4,621   $      17,825   $      12,502
Weighted-average common shares and common
  equivalent shares outstanding for computing:
    Basic earnings per share. . . . . . . . . . . . . . . . .      7,852,537       6,967,473       7,840,289       6,508,297
    Diluted earnings per share (2). . . . . . . . . . . . . .      8,384,870       7,572,891       8,370,601       7,106,540
Common shares outstanding at end of period. . . . . . . . . .      7,855,490       7,739,903       7,855,490       7,739,903
Common stock warrants outstanding at end of period. . . . . .        696,465         696,465         696,465         696,465

Yield on interest-earning assets. . . . . . . . . . . . . . .           7.06%           6.63%           7.08%           6.39%
Cost of funds . . . . . . . . . . . . . . . . . . . . . . . .           4.82%           4.26%           4.68%           4.14%
Net interest margin . . . . . . . . . . . . . . . . . . . . .           2.71%           2.74%           2.85%           2.61%
Return on average assets (3). . . . . . . . . . . . . . . . .           1.05%           1.17%           1.31%           1.13%
Return on average equity (3). . . . . . . . . . . . . . . . .          12.90%          16.32%          16.28%          16.53%
Effective income tax rate . . . . . . . . . . . . . . . . . .          43.60%          43.62%          43.69%          43.56%
Efficiency ratio (4). . . . . . . . . . . . . . . . . . . . .             31%             21%             23%             23%
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                            AT           AT           AT           AT           AT
                                                          SEP 30,      JUN 30,      MAR 31,      DEC 31,      SEP 30,
SELECTED FINANCIAL CONDITION INFORMATION:                  2006         2006         2006         2005         2005
------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
Total assets . . . . . . . . . . . . . . . . . . . . .  $1,970,106   $1,791,672   $1,790,524   $1,706,423   $1,630,845
Total cash and short-term investments. . . . . . . . .  $  103,001   $   19,540   $   27,831   $   56,716   $   43,023
Total securities held to maturity. . . . . . . . . . .  $  340,783   $  300,779   $  327,974   $  251,508   $  237,724
Total FRB and FHLB stock . . . . . . . . . . . . . . .  $    5,813   $    5,813   $    6,299   $    5,241   $    6,118
Total loans, net of unearned fees. . . . . . . . . . .  $1,492,352   $1,439,436   $1,402,008   $1,367,986   $1,319,155
Total deposits . . . . . . . . . . . . . . . . . . . .  $1,601,124   $1,450,955   $1,429,681   $1,375,330   $1,302,309
Total borrowed funds and accrued interest payable. . .  $  174,080   $  149,528   $  178,480   $  155,725   $  160,491
Total stockholders' equity . . . . . . . . . . . . . .  $  154,402   $  149,413   $  142,828   $  136,178   $  129,207
Total allowance for loan losses. . . . . . . . . . . .  $   17,038   $   16,131   $   15,542   $   15,181   $   14,394
Total loans ninety days past due and still accruing. .  $   18,639   $    1,332   $    1,505   $    2,649   $    2,672
Total nonperforming loans. . . . . . . . . . . . . . .  $    7,672   $    3,076   $    1,725   $      750   $      750
Total loan chargeoffs. . . . . . . . . . . . . . . . .  $        -   $        -   $        -   $        -   $        -
Book value per common share. . . . . . . . . . . . . .  $    19.66   $    19.04   $    18.22   $    17.41   $    16.69
Allowance for loan losses / net loans. . . . . . . . .        1.14%        1.12%        1.11%        1.11%        1.09%
-----------------------------------------------------------------------------------------------------------------------

(1) Represents net earnings plus interest expense on dilutive convertible debentures, net of taxes, that would not occur if the convertible debentures were assumed to be converted for purposes of computing diluted earnings per share.

(2) Diluted EPS includes shares that would be outstanding if dilutive common stock warrants and convertible debentures were assumed to be exercised/converted during the period. All outstanding warrants were considered for the EPS computations.

     Convertible debentures (principal and accrued interest) outstanding at September 30, 2006 and 2005 totaling $3,129,000 and $4,572,000, respectively, were convertible into common stock at a price of $16.00 per share in 2006 and $14.00 per share in 2005. Assumed conversion results in additional common shares (based on average balances outstanding) of approximately 200,000 in the 2006 EPS computations and 337,000 in the 2005 EPS computations.

(3)  Returns  for  the  quarterly  and  nine-month periods have been annualized.

(4) Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for the 2006 periods included a one-time charge of $1.5 million.

                                          INTERVEST BANCSHARES CORPORATION
                                          --------------------------------
                                          CONSOLIDATED FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------------------------------------------
                                                                     At or For The Period Ended
                                                --------------------------------------------------------------------
                                                 Nine-Months      Year         Year         Year          Year
                                                    Ended         Ended        Ended        Ended         Ended
                                                   Sep 30,       Dec 31,      Dec 31,      Dec 31,       Dec 31,
($in thousands, except per share amounts)           2006          2005         2004         2003          2002
----------------------------------------------  --------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:
Total assets . . . . . . . . . . . . . . . . .  $  1,970,106   $1,706,423   $1,316,751   $  911,523   $     686,443
Asset growth rate. . . . . . . . . . . . . . .            15%          30%          44%          33%             34%
Total loans, net of unearned fees. . . . . . .  $  1,492,352   $1,367,986   $1,015,396   $  671,125   $     489,912
Loan growth rate . . . . . . . . . . . . . . .             9%          35%          51%          37%             33%
Total deposits . . . . . . . . . . . . . . . .  $  1,601,124   $1,375,330   $  993,872   $  675,513   $     505,958
Deposit growth rate. . . . . . . . . . . . . .            16%          38%          47%          34%             40%
Loans/deposits (Intervest National Bank) . . .            84%          88%          86%          79%             76%
Borrowed funds and accrued interest payable. .  $    174,080   $  155,725   $  202,682   $  140,383   $     114,032
Stockholders' equity . . . . . . . . . . . . .  $    154,402   $  136,178   $   90,094   $   75,385   $      53,126
Common shares outstanding (1). . . . . . . . .     7,855,490    7,823,058    6,271,433    5,988,377       4,703,087
Common book value per share. . . . . . . . . .  $      19.66   $    17.41   $    14.37   $    12.59   $       11.30
Market price per common share. . . . . . . . .  $      43.56   $    24.04   $    19.74   $    14.65   $       10.80
----------------------------------------------  --------------------------------------------------------------------
ASSET QUALITY HIGHLIGHTS
Nonperforming loans. . . . . . . . . . . . . .  $      7,672   $      750   $    4,607   $    8,474   $           -
Allowance for loan losses. . . . . . . . . . .  $     17,038   $   15,181   $   11,106   $    6,580   $       4,611
Loans ninety days past due and still accruing.  $     18,639   $    2,649   $        -   $        -   $           -
Loan recoveries (2). . . . . . . . . . . . . .  $          -   $        -   $        -   $        -   $         107
Loan chargeoffs (3). . . . . . . . . . . . . .  $          -   $        -   $        -   $        -   $         150
Foreclosed real estate . . . . . . . . . . . .  $          -   $        -   $        -   $        -   $       1,081
Allowance for loan losses / net loans. . . . .          1.14%        1.11%        1.09%        0.98%           0.94%
----------------------------------------------  --------------------------------------------------------------------
STATEMENT OF OPERATIONS HIGHLIGHTS:
Interest and dividend income . . . . . . . . .  $     94,563   $   97,881   $   66,549   $   50,464   $      43,479
Interest expense . . . . . . . . . . . . . . .        56,433       57,447       38,683       28,564          26,325
                                                --------------------------------------------------------------------
Net interest and dividend income . . . . . . .        38,130       40,434       27,866       21,900          17,154
Provision for loan losses. . . . . . . . . . .         1,857        4,075        4,526        1,969           1,274
Noninterest income . . . . . . . . . . . . . .         4,909        6,594        5,140        3,321           2,218
Noninterest expenses . . . . . . . . . . . . .         9,730       10,703        8,251        7,259           6,479
                                                --------------------------------------------------------------------
Earnings before income taxes . . . . . . . . .        31,452       32,250       20,229       15,993          11,619
Provision for income taxes . . . . . . . . . .        13,740       14,066        8,776        6,873           4,713
                                                --------------------------------------------------------------------
Net earnings . . . . . . . . . . . . . . . . .  $     17,712   $   18,184   $   11,453   $    9,120   $       6,906
                                                --------------------------------------------------------------------
Basic earnings per share . . . . . . . . . . .  $       2.26   $     2.65   $     1.89   $     1.85   $        1.71
Diluted earnings per share . . . . . . . . . .  $       2.13   $     2.47   $     1.71   $     1.53   $        1.37
Adjusted net earnings used to calculate
      diluted earnings per share . . . . . . .  $     17,825   $   18,399   $   11,707   $    9,572   $       7,342
Average common shares used to calculate:
    Basic earnings per share . . . . . . . . .     7,840,289    6,861,887    6,068,755    4,938,995       4,043,619
    Diluted earnings per share . . . . . . . .     8,370,601    7,449,658    6,826,176    6,257,720       5,348,121
Net interest margin. . . . . . . . . . . . . .          2.85%        2.70%        2.52%        2.90%           2.88%
Return on average assets (4) . . . . . . . . .          1.31%        1.20%        1.02%        1.19%           1.13%
Return on average equity (4) . . . . . . . . .         16.28%       16.91%       14.14%       15.34%          15.56%
Effective income tax rate. . . . . . . . . . .         43.69%       43.62%       43.38%       42.98%          40.56%
Efficiency ratio (5) . . . . . . . . . . . . .            23%          23%          25%          29%             33%
Full-service banking offices . . . . . . . . .             6            6            6            6               6
--------------------------------------------------------------------------------------------------------------------

(1) The increase of 32,432 shares in 2006 from 2005 was from the conversion of convertible debentures into Class A common stock. The increase in shares in 2005 from 2004 was due to 1,436,468 from a public offering of Class A common stock and 115,157 from the conversion of convertible debentures into Class A common stock. The increase in 2004 from 2003 was due to 42,510 from the exercise of Class A common stock warrants and 240,546 from the conversion of convertible debentures. The increase in 2003 from 2002 was due to the following: 945,717 from the exercise of Class A common stock warrants; 309,573 from the conversion of convertible debentures; and 30,000 from newly issued Class B common stock in connection with the acquisition of Intervest Securities Corporation.
(2) The amount for 2002 represents proceeds received from the sale of collateral from a loan that was charged off prior to 1997.
(3) The amount for 2002 represents a chargeoff taken in connection with the transfer of a nonperforming loan to foreclosed real estate.
(4)  Returns  for  the  nine-month  period  have  been  annualized.
(5) Noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for the 2006 period included a one-time charge of $1.5 million.


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